Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-119475, 333-137112, 333-162727, 333-171739, 333-173382, and 333-198706) of Novartis AG of our report dated January 29, 2019 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers AG

Basel, Switzerland
January 29, 2019

PricewaterhouseCoopers AG, St. Jakobs-Strasse 25, Postfach, CH-4002 Basel, Switzerland
Telefon: +41 58 792 51 00, Telefax: +41 58 792 51 10, www.pwc.ch
PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.